UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2004

Frankfort Tower Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3595 West State Road 28 Frankfort, IN		46041
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (765) 654-4491

Item 3.        Bankruptcy or Receivership.

        As previously reported, Frankfort Tower Industries, Inc. (formerly known as ROHN Industries, Inc.) (the “Company”), a provider of infrastructure equipment to the telecommunications industry, and certain of its subsidiaries (with the Company, the “Debtors”), filed their respective voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Code”), in the United States Bankruptcy Court for the Southern District of Indiana (“Bankruptcy Court”). During the course of the proceedings, the Debtors have operated their businesses and managed their properties as debtors-in-possession.

        Effective as of January 20, 2004, the Bankruptcy Court has appointed the Company’s former President and Chief Executive Officer, Horace Ward, as Bankruptcy Administrative Officer (“BAO”) for the Company. As BAO, the Court appointed Mr. Ward to:

        (a)         act as representative of the Debtor corporations for the remaining period of administration of the estates;
        (b)         serve as transfer agent for property held by the estates, pursuant to Court orders on sale or other disposition of assets;
        (c)         assist the Debtor corporations with maintenance of their books and records;
        (d)         oversee the completion of pending projects as determined appropriate by the Debtors and the Court;
        (e)         assist the Debtors with preparation and submission of reports required by the Court, U.S. Trustee and other federal and state governmental entities;
        (f)         oversee management of the Debtors’ bank accounts;
        (g)         assist the Debtors with preparation of all required federal and state tax returns; and
        (h)         assist the Debtors with initiation of any avoidance actions, prosecution of other actions in favor of the estate, and review of claims against the estate with assistance in the claims allowance process.

        The Company and the other Debtors currently continue their operations for the sole purpose of the liquidation of any remaining assets of the Debtors for the benefit of their creditors. Once the remaining assets of the Debtors have been liquidated in an orderly fashion, the proceeds will be administered to the bankruptcy estate of the Debtors and applied to the claims and obligations of the Debtors pursuant to the Code. At this time, it is not anticipated that the Company’s shareholders will receive any recovery in the bankruptcy proceedings.

Item 7.        Financial Statements and Exhibits.

        (a)         Not applicable.
        (b)         Not applicable.
        (c)         Not applicable.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2004	FRANKFORT TOWER INDUSTRIES, INC. By: /s/ Horace Ward Horace Ward Bankruptcy Administrative Officer